Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY BOARD DECLARES QUARTERLY DIVIDENDS

ATLANTA, (May 18, 2020) -- On May 15, 2020, at its regular quarterly meeting, the Board of Directors of Crawford & Company declared a quarterly dividend of $0.03 per share on the Class A Common Stock and $0.03 per share on the Class B Common Stock, payable on June 12, 2020, to shareholders of record as of the close of business on June 2, 2020. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

Crawford & Company continues to have a very strong liquidity position and the capacity for continued dividend payments. However, due to the ongoing uncertainty surrounding the COVID-19 pandemic, the Company has reduced its dividend for the 2020 second quarter. This deliberate step will bolster Crawford & Company’s financial flexibility and help ensure ample liquidity as the Company continues to navigate the volatile business environment created by the COVID-19 pandemic. Crawford & Company remains focused on taking the necessary actions to protect its global team members, providing excellent service for its clients, and preserving long-term value for its shareholders. The Board of Directors will continue to review the Company’s dividend policy and make future announcements as appropriate.

About Crawford®
Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed  independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

For further information regarding this press release, please contact mediarelations@us.crawco.com

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